Exhibit 99.1

                                 PROXY AGREEMENT

         THIS PROXY AGREEMENT (this "Agreement") is made and entered this 15th day of November 2002 by and between WADE MITCHELL, an individual ("Finder") and RICHARD HANNIGAN, an individual ("Proxy"), sometimes hereinafter referred to individually as a "Party" or collectively as the "Parties."

                                 R E C I T A L S

         WHEREAS, Dan Fugal ("Lender") is willing to make available to Voyager Entertainment International, Inc., a North Dakota corporation (the "Company") a credit facility in the form of a line of credit in the total amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $2,500,000) (the "Line of Credit") subject and pursuant to all of the covenants, conditions and provisions of those certain agreements entitled "Loan and Security Agreement," the "Revolving Promissory Note," and the "Finder Fee Agreements" (collectively the "Loan Documents") executed concurrently herewith;

         WHEREAS, the Loan Documents contemplate that Finder will get certain common stock of the Company (the "Shares") as part of the consideration for the Line of Credit pursuant to the terms and conditions of the Loan Documents;

         WHEREAS, Proxy is the president and a director of the Company;

         WHEREAS, Finder is willing to appoint Proxy as his proxy over the Shares; and

         NOW, THEREFORE, in consideration of the foregoing recitals and other consideration, the parties agree as follows:

         1. Appointment of Proxy. Finder hereby irrevocably appoints Proxy, as proxy, with full power of substitution, and hereby authorizes him to represent him and vote the Shares on all matters pertaining to the operation of the Company, as such rights are defined in the operating documents of the Company, as now existing or may be amended, including, but not limited to the election of the Board of Directors of the Company at the annual meeting of shareholders. This appointment will terminate upon the sale of the Shares by Finder to a non-affiliate, non-insider or relative of the Finder which sale will not be consummated for the purpose of terminating this appointment.

         2. Specific Performance. The Parties acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that in addition to any other remedy to which a Party may be entitled at law or equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of competent jurisdiction.

         3.       Miscellaneous.

         3.1. Waiver. The waiver of Finder of any breach of any provision of this Agreement or warranty or representation herein must be in writing and will not be construed as a waiver of any subsequent or additional breach. The failure to exercise any right hereunder by Finder will not operate as a waiver of such right.

         3.2. Entire Agreement. This Agreement, together with any written instruments or documents that are referred to in or part of this Agreement, is the final expression of the understanding of the Parties concerning the subject matter of this Agreement and may not be altered or amended except with the written consent of each of the parties and may not be contradicted by evidence of any alleged oral agreement.

         3.3. Jurisdiction and Governing Law. This Agreement was negotiated in Utah. The Parties agree to submit to the jurisdiction of a court in Utah to resolve disputes arising under this Agreement. This Agreement shall be construed and governed by the terms of Utah law.

         3.4. Time. Time is of the essence of this Agreement.

         3.5. Legally Binding. The parties acknowledge that this is a legally binding Agreement and that each have entered into this Agreement having had the opportunity to fully review the terms hereof in consultation with legal counsel. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties.

         3.6. Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability in such jurisdiction only and will not invalidate or render unenforceable any other provision of this Agreement.

         3.7. Paragraph Headings. The paragraph headings are for convenience only and will not affect the construction hereof.

         3.8. Notices. All notices, demands, correspondence, copies of correspondence or other documents which are required or permitted to be given or served hereunder shall be in writing and will be deemed to be served seventy-two
(72) hours after deposit in First Class United States Mail, postage prepaid and addressed to the parties as follows:

         LENDER:           Wade Mitchell
                           10724 South Trail Ridge Circle
                           Sandy, UT 84092

         PROXY:            Richard Hannigan
                           4483 West Reno Avenue
                           Las Vegas, NV 89118



                  [Remainder of page left intentionally blank]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                     FINDER:



                                     /s/ Wade Mitchell
                                     ------------------------------------
                                     WADE MITCHELL


                                     PROXY:



                                     /s/ Richard Hannigan
                                     ------------------------------------
                                     RICHARD HANNIGAN